UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 25, 2006

HYPERFEED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	10-18786	36-3131704
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 S. Wacker Drive, Suite 300, Chicago, Illinois    60606
(Address of principal executive offices)        (Zip Code)

Registrant’s telephone number, including area code
(312) 913-2800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1       Registrant’s Business Operations

Item 1.01                     Entry into Definitive Material Agreement

On August 25, 2006, HyperFeed Technologies, Inc. (“HyperFeed”) entered into a Contribution Agreement with and among HyperFeed, Exegy Incorporated (“Exegy”) and PICO Holdings, Inc., (“PICO”). PICO, which owns 80% of HyperFeed’s issued and outstanding common shares, will contribute all of the outstanding shares of HyperFeed’s common stock owned by PICO at the closing of the transaction to Exegy in exchange for shares of Exegy preferred stock. The merger agreement entered into by HyperFeed and Exegy in June 2006 has been terminated.

Under the terms of the contribution agreement, PICO will convert all outstanding principal and accrued but unpaid interest under the $10 million Secured Convertible Promissory Note with HyperFeed into shares of HyperFeed common stock pursuant to the terms of the Note and the Note will be cancelled and terminated. The closing of the transaction, which is subject to customary conditions, is expected to occur on or about September 8, 2006. Exegy will then take HyperFeed private by completing a short form merger pursuant to applicable law, which will result in all the minority shareholders receiving cash for their shares. HyperFeed will withdraw and not pursue the previously announced 1 for 1000 reverse stock split.

Also, PICO and stockholders of Exegy will contribute a combined $10 million in cash equity to Exegy. Each of PICO and the stockholders of Exegy will contribute $3 million in cash at closing date and have agreed to contribute an additional $2 million in cash in connection with the HyperFeed going private transaction.

The summary of the terms of the Contribution Agreement in the preceding paragraphs is not complete and is qualified in its entirety by reference to the full text of the Contribution Agreement, a form of which is attached hereto as Exhibit 10.

Section 9       Financial Statements and Exhibits

Item 9.01       Financial Statements and Exhibits

(a)           Not applicable

(b)           Not applicable

(c)           Not applicable

(d)                                 Exhibits

Exhibit Number	Description
10	Contribution Agreement dated August 25, 2006 among Exegy Incorporated, PICO Holdings, Inc., and HyperFeed Technologies, Inc.

99.1	Press release of HyperFeed Technologies, Inc. dated August 28, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERFEED TECHNOLOGIES, INC.

Date: August 31, 2006	By:	/s/ Gemma R. Lahera
Gemma R. Lahera
Principal Accounting Officer and Treasurer